Exhibits
                                                            Item 6(a) H
                                                            Page 1 of 1

                    CAPITALIZATION AND CAPITALIZATION RATIOS

                                 (IN THOUSANDS)




      The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at June 30, 2000 is as follows:



                                    Actual           Pro Forma
                              -----------------    -----------------
                                 Amount     %         Amount     %
                              ----------  -----    ----------  -----
Long-term debt (1)           $5,472,532   52.4    $5,472,532   52.2
Notes payable                 1,297,733   12.4     1,297,733   12.4
Trust preferred securities      200,000    1.9       200,000    1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           125,000    1.2       125,000    1.2
Preferred stock (2)              74,982     .7        74,982     .7
Common equity                 3,276,386   31.4     3,314,190   31.6
                              ---------  -----     ---------  -----

      Total                 $10,446,633  100.0   $10,484,437  100.0
                             =================    ==========  =====





(1)   Includes securities due within one year of $577,793.
(2)   Includes securities due within one year of $10,833.
(3) Pro Forma amounts include proposed transactions for SEC File No. 70-7670 and SEC File No. 70-8695.